Exhibit 5.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

March 28, 2003

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the issuance of 15,800,000 shares of the Company’s common stock, par value $.001 per share, including related rights to purchase Series A junior participating preferred stock (the “Shares”), in connection with the merger of Seahawk Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Corvas International, Inc., a Delaware corporation (“Corvas”), pursuant to the Agreement and Plan of Merger, dated February 24, 2003, by and among the Company, Merger Sub, Charger Project and Corvas (the “Merger Agreement”). Terms used but not defined in this opinion have the respective meanings given to them in the Merger Agreement.

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and, that prior to the issuance of any of the Shares:

1.	The Registration Statement, as it may be amended, shall have become effective, and such effectiveness shall not have been terminated or rescinded;

2.	The issuance of the Shares shall have been approved by the requisite vote of the stockholders of the Company, and the Merger Agreement shall have been adopted and approved by the requisite vote of the stockholders of Corvas;

3.	All other conditions to the completion of the Merger set forth in the Merger Agreement shall have been satisfied or waived; and

4.	The Shares shall have been appropriately issued and delivered for the consideration contemplated by, and otherwise in conformity with, the Merger Agreement.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Dendreon Corporation

March 28, 2003

This opinion is furnished solely for the benefit of Dendreon and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/    Stoel Rives LLP